EXECUTIVE MANAGEMENT SERVICES AGREEMENT

THIS EXECUTIVE MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made by and between JCM Partners, LLC, a Delaware limited liability company (“JCM”) and Computer Management Corporation, a California corporation (“CMC”) and is effective as of July 1, 2007 (the “Effective Date”).

In consideration of the promises made herein and on the terms and subject to the conditions contained herein, JCM and CMC hereby agree as follows:

1.0 Engagement

JCM hereby retains CMC to provide executive management services for JCM as provided herein (the “Management Services”) for the period commencing on the Effective Date and continuing through July 31, 2010 (the “Engagement Period”), subject to termination as provided under Section 4.0 below.

2.0 Management Services

2.1 General. CMC will employ Gayle M. Ing (“Ing”) to act as the Chief Executive Officer, President, Tax Matters Partner and Secretary of JCM and cause Ing to report directly to JCM’s Board of Managers (“Board”). Ing will have day-to-day responsibility and authority for the management and direction of JCM, as well as such other duties and responsibilities commensurate with the position of Chief Executive Officer.

2.2 Duties. Ing will perform her duties in conformity with the reasonable and appropriate directions of the Board. Ing will devote her full working time, attention and energies to the business and affairs of JCM, provided that Ing may engage in outside activities so long as such outside activities do not conflict with her obligations as Chief Executive Officer of JCM or her other positions, if any, with JCM.

2.3 Location. Ing will, subject to reasonable travel requirements on behalf of JCM, work at JCM’s offices in Concord, California.

3.0 Compensation

3.1 Management Services Fee. JCM will pay to CMC a fee for the Management Services (the “Fee”) at the monthly rate of $35,000 per month ($420,000 per year), payable semi-monthly on the 15th and last day of each month. Because this is a fee for independent contractor services and not wages, JCM will not withhold taxes from the Fee.

3.2 Benefits. JCM will not be responsible for the cost of any employment benefits provided to Ing.

3.3 Directors and Officers Insurance and Indemnity. JCM will maintain at all times a minimum of $10,000,000 of directors and officers insurance coverage and $10,000,000 of liability insurance coverage, and will list CMC and Ing as insured parties at the same coverage level as other JCM officers and executives. A copy of the applicable insurance policies naming CMC and Ing as insured parties and listing the then-current coverage levels shall be provided to CMC. Subject to the exceptions specified in JCM’s standard form of Indemnification Agreement, JCM will indemnify, defend and hold CMC and Ing harmless against any claims, costs (including legal fees) or liabilities respecting CMC’s and Ing’s actions on behalf of JCM.

3.4 Reimbursement. JCM will reimburse CMC for its reasonable JCM-related expenses.

4.0 Termination

4.1 Termination at Will by Either Party. Either JCM or CMC may terminate this Agreement, for any reason or for no reason, upon 90 days’ written notice to the other party.

4.2 Death or Permanent Disability of Ing. This Agreement will terminate automatically upon the death or permanent disability of Ing. Ing will be deemed permanently disabled for the purpose of this Agreement if in the good faith determination of the Board, based on the opinion of a physician or other medical professional mutually agreed to by CMC and JCM, Ing has become physically or mentally incapable of performing her duties hereunder for a continuous period of 120 days, in which event Ing will be deemed permanently disabled upon the expiration of such 120-day period.

4.3 Compensation upon Termination. In the event that either JCM or CMC terminates this Agreement for any reason, including without limitation because of the death or disability of Ing, CMC will be entitled to receive the Fee provided for in Section 3.1 for the period of time ending on the date the Agreement terminates, plus reimbursement for such expenses as CMC may have properly incurred on behalf of JCM, as provided in Section 3.4 above, prior to the date the Agreement terminates.

5.0 Assignment and Transfer

5.1 By JCM. This Agreement may not be assigned by JCM to any purchaser of all or substantially all of JCM’s business or assets without the written consent of CMC.

5.2 By CMC. CMC’s rights and obligations under this Agreement will not be transferable by CMC by assignment or otherwise, except with the prior written consent of JCM.

6.0 Confidentiality

6.1 Proprietary Information. CMC agrees that all trade secrets, confidential or proprietary information with respect to the activities and businesses of JCM including, without limitation, personnel information, non-public information regarding JCM’s investors, business plans, marketing plans, forecasts, strategies and information which are acquired by CMC, or its agents or employees, during the course of CMC’s engagement by JCM (“Proprietary Information”) will be kept and held in confidence and trust by CMC, provided that Proprietary Information will not include any information that (i) is in the public domain at the time of disclosure, (ii) though originally Proprietary Information, subsequently enters the public domain other than by breach of CMC’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations or (iii) is shown by documentary evidence to have been known by CMC prior to disclosure to CMC by JCM. CMC will not use or disclose Proprietary Information except as necessary in the normal course of the business of JCM for its sole and exclusive benefit, unless CMC is compelled to so disclose under process of law, in which case CMC will first notify JCM promptly after receipt of a demand to so disclose. CMC agrees and acknowledges that it will cause all agents and employees of CMC to comply with the terms of this subsection 6.1.

6.2 Ownership of Inventions. Discoveries, copyrightable materials, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, manuals, software, written or recorded materials or information, and data (whether or not patentable or registerable under copyright or similar statutes) that are made, conceived, or reduced to practice by CMC, or its agents and employees while performing services for JCM for which CMC is expressly engaged and compensated by JCM (“Inventions”), shall belong to and shall be the sole property of JCM. CMC represents and warrants that CMC will not claim any intellectual property rights in any such Inventions. To the extent that JCM uses intellectual property owned by CMC, or its employees or agents, and such intellectual property is not assigned to JCM, then CMC agrees to grant to JCM and agrees to cause its employees or agents to grant to JCM a non-exclusive transferable, worldwide, royalty-free perpetual license to use all of CMC’s discoveries, copyrightable materials, developments, designs, ideas, improvements, inventions, formulas, processes, techniques, know-how, manuals, software, written or recorded materials or information, and data (whether or not patentable or registerable under copyright or similar statutes) made, conceived, or reduced to practice, while performing services for JCM (“Licensed Inventions”) under this Agreement. CMC agrees to take reasonable and necessary steps to cause its agents and employees to comply with and adhere to the provisions of this subsection 6.2.

6.3 Return of Materials. CMC agrees that, upon the request of JCM, and in any event upon termination of this Agreement, CMC shall deliver to JCM (or have confirmed in writing to JCM that JCM already has) the originals of all memoranda, notes, records, drawings, manuals, papers, computer software, listings and other documents or materials (or copies of same if originals are not available): (a) generated or developed by CMC under this Agreement or (b) made available to CMC in connection with providing services to JCM under this Agreement. CMC agrees to take reasonable and necessary steps to cause its agents and employees to comply with and adhere to the provisions of this subsection 6.3.

6.4 Survivability. This Section 6.0, and each of its subsections, shall survive termination of this Agreement.

7.0 Arbitration

7.1 General. Any dispute hereunder will be submitted to binding arbitration before a single arbitrator in accordance with the Commercial Dispute Resolution Rules of the American Arbitration Association (“AAA”), subject to the provisions set forth in this Section 7.0 and each of its subsections.

7.2 Power of the Arbitrator. The arbitrator will be instructed and empowered to take whatever steps to expedite the arbitration as he or she deems reasonable.

7.3 Allocation of Costs and Fees. Each party will pay fifty percent (50%) of the costs and fees of the arbitration, including without limitation the administrative fees charged by AAA and the fee of the arbitrator.

7.4 Finality of Judgment. The arbitrator’s judgment will be final and binding upon the parties, except that it may be challenged on the grounds of fraud or gross misconduct.

7.5 Venue; Procedures. The arbitration will be held in San Francisco, California. Judgment upon any award in the arbitration may be entered in any court of competent jurisdiction. The parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in San Francisco, California. The procedures specified in this Section 7.0 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Section 7.0.

8.0 Independent Contractor

It is the express intention of the parties that CMC is an independent contractor and neither it nor Ing are employees of JCM. CMC reserves the right to determine the method, manner and means by which the services will be performed. CMC shall not be entitled to employ anyone other than Ing to perform the Management Services without the express written consent of JCM. Nor shall CMC be required to employ anyone other than Ing to perform the Management Services without its express written consent. CMC is not required to provide the Management Services during a fixed hourly or daily time.

9.0 Miscellaneous

9.1 Governing Law and Interpretation. This Agreement will be governed by the substantive laws of the State of California applicable to contracts entered into and fully performed in such jurisdiction. The headings and captions of the sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

9.2 Notices. Any notice, request, claim or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by Federal Express to CMC at the address set forth below its signature, or to JCM at its address as set forth below its signature, or to such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

9.3 Entire Agreement and Amendments. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. This Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

9.4 Attorneys’ Fees. In the event it becomes necessary for any party to initiate arbitration or any other proceeding to enforce, defend or construe such party’s rights or obligations under this Agreement, the prevailing party in such arbitration or proceeding will be entitled to its reasonable costs and expenses, including attorneys’ fees, incurred in connection with such arbitration or proceeding whether or not brought to final judgment, except as provided in Section 7.3 of this Agreement. For purposes of the enforcement of this section, the “prevailing party” will be the party receiving substantially the benefits or relief sought by that party. The arbitrator or decision-maker under this Section 9.4 shall determine the prevailing party or parties in any such arbitration or proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, with the Agreement automatically taking effect as of the Effective Date.

JCM PARTNERS, LLC,	COMPUTER MANAGEMENT CORPORATION, a
a Delaware limited liability company	California corporation
By: /s/ Marvin Helder	By: /s/ Gayle M. Ing

Marvin Helder	Gayle M. Ing
Vice Chairman	Vice President
2151 Salvio Street, Suite 325	614 Castro Street
Concord, CA 94522-3000	San Francisco, CA 94114
Fax: (925) 676-1744	Fax: (415) 431-8758